Exhibit (i)

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563-1493

April 8, 2026

Calamos ETF Trust

2020 Calamos Court

Naperville, Illinois 60563-1493

Ladies and Gentlemen:

Calamos Advisors LLC (“Calamos Advisors”) hereby undertakes as follows:

In the interest of limiting the expenses of Calamos Tax-Aware Collateral ETF (the “Fund”), a series of Calamos ETF Trust, Calamos Advisors undertakes to reimburse the Fund 0.05% of the average net assets of such Fund shares, such that the unitary fee is reduced from 0.19% to 0.14% (the contractual expense limit), through December 1, 2029.

The amount of the waiver to the Fund (or any offsetting reimbursement by the Fund to Calamos Advisors) shall be computed on an annual basis, accrued daily and paid monthly. Calamos Advisors may recapture previously waived expense amounts within the same fiscal year for any day where the Fund’s expense ratio falls below the contractual expense limit up to such contractual expense limit for that day. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

Very truly yours,

CALAMOS ADVISORS LLC

By:	/s/ Thomas E. Herman
Name:	Thomas E. Herman
Title:	EVP, Chief Financial Officer